SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                         Commission File Number 0-21099


                           NOTIFICATION OF LATE FILING


 (Check One):  [_] Form 10-KSB  [_] Form 11-K  [_] Form 20-F  [X] Form 10-QSB
               [_] Form N-SAR

               For Period Ended:  SEPTEMBER 30, 2002

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

               For the Transition Period Ended:


     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

 Tessa Complete Health Care, Inc.
 ____________________________________________________________________________
 Full Name of Registrant


 Zaba International, Inc.
 ____________________________________________________________________________
 Former Name if Applicable



 PMB 202, 11575 SW Pacific Highway
 ____________________________________________________________________________
 Address of Principal Executive Office (Street and Number)


 Tigard, OR  97223
 ____________________________________________________________________________
 City, State and Zip Code



                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |  (a)  The  reasons  described in reasonable detail in Part III of this
     |       form  could  not  be eliminated without  unreasonable  effort or
     |       expense;
     |
     |  (b)  The subject annual report, semi-annual report, transition report
     |       on  Form 10-K, Form  20-F, Form 11-K or Form  N-SAR,  or portion
 [X] |       thereof will  be  filed  on or  before  the  15th  calendar  day
     |       following the  prescribed  due date;  or the  subject  quarterly
     |       report  or  transition  report on  Form 10-Q, or portion thereof
     |       will be filed on or  before  the  fifth  calendar  day following
     |       the prescribed due date; and
     |
     |  (c)  The accountant's  statement  or other  exhibit  required by Rule
     |        12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


      The Company has recently undergone changes to management and is attempting an operational restructuring which requires additional time for the company to complete its financial statements for the period ended September 30, 2002.



                                    PART IV
                               OTHER INFORMATION

 (1) Name and telephone number of person to contact in regard to this notification

               Stephen D. Wilson                   503          750-5633
     ------------------------------------------------------------------------
                    (Name)                     (Area Code) (Telephone Number)

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              [X] Yes  [_] No

 (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    TESSA COMPLETE HEALTH CARE, INC.
 ----------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

 Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

 We hereby certify that this Report on FORM 12b-25 fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of the Company.



 Date  November 14, 2002        By:  /s/  Stephen D. Wilson
       -----------------        -------------------------------------
                                Stephen D. Wilson, President